Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-206335) pertaining to the vTv Therapeutics Inc. 2015 Omnibus Equity Incentive Plan;
(2)	Registration Statement (Form S-3 No. 333-223269) of vTv Therapeutics Inc.;
(3)	Registration Statement (Form S-3 No. 333-232571) of vTv Therapeutics Inc.;
(4)	Registration Statement (Form S-8 No. 333-240304) of vTv Therapeutics Inc.; and
(5)	Registration Statement (Form S-1 No. 333-250934) of vTv Therapeutics Inc.

of our report dated February 20, 2020 with respect to the consolidated financial statements of vTv Therapeutics Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Raleigh, North Carolina

February 24, 2021